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                       [Letterhead of Portola Packaging, Inc.]


July 22, 1997
                                                                   EXHIBIT 10.46

Mr. Joe Mayernick
1499 Monk Road
Gladwyne, Pa  19035


Dear Joe,

It is my pleasure to confirm our offer of employment as the Vice President Finance and Chief Financial Officer of Portola Packaging, Inc. at our San Jose facility.

Your annual salary will be $185,000 per year with a bonus potential of 50% for fiscal year 1998, 50% of that is guaranteed. Subsequent bonuses will be based on mutually agreed upon company and individual performance measures and will be consistent with other senior officers. You will receive an auto allowance of $600 per month and be provided with two gas cards.

In addition, you will receive options for 150,000 shares under the Portola Packaging Employee Stock Option Plan.

As a full-time employee you will be eligible for benefits such as Medical / Dental / Vision coverage effective your first day of employment, as well as long term disability, voluntary life insurance program and vacation. Life insurance of $300,000 will be supplied by Portola.

You will also be eligible for the Portola Packaging, Inc. Retirement and Savings Plan. As with all other employees, you will join the plan on the first entry date following one year of employment. The company maintains a profit-sharing plan in which annual awards are determined based on overall profitability. Contributions are made to each employee's retirement account and you will have the opportunity to contribute additional funds through a 401(k) savings and retirement plan.

In addition, we would offer a change of control clause that would provide medical coverage and salary for 24 months or until you find other employment, whichever comes first.

We all feel very confident that you will be an excellent addition to the management team and to the company. If these conditions meet your approval, please sign below. Upon receipt of your agreement, we would include a $50,000 signing bonus. We look forward to welcoming you to Portola Packaging, Inc.

Sincerely,

/s/Jack L. Watts

Jack L. Watts
President and CEO


Signed and Agreed:  /s/ Joe Mayernick             Date:  8/15/97
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                    Joe Mayernick